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                                                                Exhibit 99.10(B)

                    FORTIS APPRECIATION INCENTIVE RIGHTS PLAN
                     (AS ADOPTED EFFECTIVE JANUARY 1, 1999)

         The Fortis Appreciation Incentive Rights Plan (the "Plan") is hereby adopted by Fortis, Inc. (the "Corporation") effective as of January 1, 1999.

                                    ARTICLE 1
                                     PURPOSE

         1.1 GENERAL. The Plan is intended to enhance the value, of Fortis, Inc. and its subsidiaries by linking the financial interests of its eligible employees to those of Corporation shareholders and by providing its eligible employees with an incentive for outstanding performance. The Plan is further intended to assist the Corporation in motivating, attracting, and retaining the services of employees upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. The Plan addresses these objectives by providing eligible employees of the Corporation and its operating subsidiaries with the opportunity to receive long term incentive compensation based on the appreciation in value of Fortis, Inc. as well as the appreciation in value of the Business Units with which the eligible employee is affiliated.

                                    ARTICLE 2
                                   DEFINITIONS

         2.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:


                   (a) "Appraiser" shall mean an independent third party appraiser selected by the Committee from time to time to assist the Committee in establishing the value of the Corporation and the Business Units as of each Valuation Date.

                  (b) "Award" means a grant to a Participant of Fortis, Inc. Appreciation Incentive Rights and/or Business Unit Appreciation Incentive Rights.

                  (c) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

                  (d) "Board" means the board of directors of the Corporation.

                  (e) "Business Unit" shall mean each direct or indirect subsidiary of the Corporation which is designated by the Committee as eligible for participation in
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         the Plan. As of the Effective Date, the Business Units are listed on
         Appendix A to the Plan.

                  (f) "Business Unit Appreciation Incentive Right" shall mean a right granted to a Participant under Section 6.1 to receive a designated increase in the Entity Value of the applicable Business Unit from the date of the Award of such Right to the date of exercise of such Right.

                  (g) "Business Unit Executive" shall mean each President of a Business Unit and each other executive employee of a Business Unit who is designated by the Committee for participation in the Plan.

                  (h) "Change in Control of Corporation" means and includes each of the following:

                      (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a person who is on the date of this Agreement the beneficial owner of 50% or more of the Outstanding Corporation Voting Securities, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
                           (iii) of subsection (2) of this Section 2.1(h), or
                           (iv) any acquisition of the securities of any parent of the Corporation; or

                      (2) Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition, directly or indirectly, of 50% or more of the net assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination


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                           (including, without limitation, a corporation which
                           as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Voting Securities, (ii) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, and for the purposes of this provision 50% of the net assets of the Corporation shall be determined on a consolidated basis with all subsidiaries and shall be based on the net book value of the operating assets being sold or retained as reflected on the audited consolidated financial statements of the Corporation and its subsidiaries for the fiscal year ending immediately before the fiscal year in which the effective date of Business Combination occurs, provided that the granting of a security interest in or a pledge of the assets of the Corporation or a subsidiary of the Corporation shall not be a Change in Control of Corporation unless and until the holder of such security interest or pledge has taken all formal steps necessary to declare a default and realize on such security interest or pledge; or

                      (3) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

                  (i) A Change in Control of a Business Unit shall be determined on the same criteria as applied to a Change in Control of Corporation in Section 2.1(h) but with reference to such Business Unit only.

                  (j) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated thereunder.

                  (k) "Committee" means the committee established by the Board as described in Article 4.

                  (l) "Corporation" means Fortis, Inc., a Nevada corporation.



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                  (m) "Disability" shall have the same meaning as it has in the
         Corporation Employees Uniform Retirement Plan or any comparable plan that replaces such plan, as such plan may be amended from time to time, provided that, if such plan shall be terminated and not replaced by another comparable plan, then Disability shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Corporation or a Business Unit, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature; and the Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition.

                  (n) "Effective Date" shall mean January 1, 1999.

                  (o) "Entity Value" shall mean (i) with respect to Fortis, Inc. and the Business Units considered together, the aggregate value of such entities as determined by the Committee as of each Valuation Date, and
         (ii) with respect to each Business Unit, the value of such Business Unit as determined by the Committee as of each Valuation Date. The Committee shall determine the Entity Value of Fortis, Inc. and each Business Unit with finality in its sole and uncontrolled discretion, considering such factors as the Committee deems appropriate from time to time, provided that the Committee shall consider information provided by the Appraiser with respect to the value of Fortis, Inc. and each Business Unit. If Fortis, Inc. or a Business Unit is sold, then the Committee in its sole discretion may reduce or otherwise adjust the Entity Value of such business entity to take into account reductions in value related to the sale of such business entity, including but not limited to taxes, advisor fees, and severance costs.

                  (p) "Exercise Period" means the 45 day period following the formal announcement by the Committee of an Entity value.

                  (q) "Fortis, Inc. Appreciation Incentive Right" shall mean a right granted to a Participant under Section 6.1 to receive a fraction of the increase in the Entity Value of Fortis, Inc. from the effective date of the Award of such Right to the date of exercise of such Right. The fraction as of January 1, 1999 is one ten millionth and will be adjusted under Section 4.1.

                  (r) "Fortis, Inc. Officer" shall mean the Chief Executive Officer of the Corporation and any other officers of the Corporation who are designated by the Committee for participation in the Plan.

                  (s) "Outstanding Appreciation Incentive Right" shall mean an Appreciation Incentive Right which has been granted but which remains outstanding for any reason.



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                  (t) "Participant" means a person who, as an employee or
         officer of the Corporation or a Business Unit, has been designated by the Committee for participation in the Plan and who has been issued one or more Awards under the Plan.

                  (u) "Plan" means the Fortis Appreciation Incentive Rights Plan, as amended from time to time.

                  (v) "Retirement" (1), for officers and employees, shall have the same meaning as it has in the Corporation Employees Uniform Retirement Plan or any comparable plan that replaces such plan, as such plan may be amended from time to time, provided that, if such plan shall be terminated and not replaced by another comparable plan, then Retirement shall mean a Participant's termination of employment with the Corporation or a Business Unit after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Corporation or a Business Unit, or, in the event of the inapplicability thereof with respect to the individual in question, as determined by the Committee in its reasonable judgment, and (2), for directors, shall mean any termination of service as a director. A Participant shall not be retired in a circumstance in which a Participant ceases to be an employee but continues as a director of the Corporation, until the Participant retires as a director.

                  (w) "Valuation Date" shall mean the last business day of each calendar year or such more frequent date as the Committee may so determine.

                                    ARTICLE 3
                                 ADMINISTRATION

         3.1 COMMITTEE. The Plan shall be administered by a committee (the "Committee") appointed by the Board or, at the discretion of the Board from time to time, the Plan may be administered by the Board. The members of the Committee shall be appointed by and may be changed at any time and from time to time in the discretion of the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.1) shall include the Board.

         3.2 ACTION BY THE COMMITTEE. For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Business Unit, the Corporation's independent


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certified public accountants, or any executive compensation consultant or other professional retained by the Corporation to assist in the administration of the Plan.

         3.3 AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to:

                  (a) Designate Business Units that shall participate in the Plan;

                  (b) Designate Participants, determine the number of Appreciation Incentive Rights for each Participant, including the mix of each Participant's rights among Fortis, Inc. and one or more Business Units;

                  (c) Select the Appraiser, determine the Entity Values, Appreciation Incentive Right and adjust the number of Appreciation Incentive Rights from time to time under Section 4.2;

                  (d) Certify and announce the beginning of each 45-day Appreciation Unit Exercise Period under Article 7;

                  (e) Determine whether a Participant is Retired, Disabled, or has otherwise terminated employment;

                  (f) Determine whether a Change in Control of the Corporation or a Business Unit has occurred;

                  (g) Determine whether to modify the Valuation Date for the exercise of a given Appreciation Incentive Right under Article 7;

                  (h) Determine whether the payment for Appreciation Incentive Rights would violate restrictions of lenders under Section 7.6.

                  (i) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

                  (j) Accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

                  (k) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

                  (l) Decide all other matters that must be determined in connection with an Award;



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                  (m) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

                  (n) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

                  (o) Amend the Plan or any Award Agreement as provided herein.

         3.4. DECISIONS BINDING. The Committee's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.


                                    ARTICLE 4
              LIMITATION ON AWARD OF APPRECIATION INCENTIVE RIGHTS

         4.1. ADJUSTMENT OF VALUE OF AN APPRECIATION INCENTIVE RIGHT. The Committee reserves the right as of any Valuation Date, to adjust the fraction value of Appreciation Incentive Rights for the Corporation and/or any Business Unit as the Committee deems appropriate in its sole discretion to reflect contributions to capital to the Corporation and a Business Unit dividends, extraordinary expenses, and such other financial events as the Committee deems appropriate. If the fraction value of Appreciation Incentive Rights is so adjusted, this shall adjust both Outstanding Appreciation Incentive Rights and future grants of Appreciation Incentive Rights. Furthermore, if the fraction value of Appreciation Incentive Rights is so adjusted, this shall be deemed to automatically adjust the corresponding fractions set forth in Sections 2.1(o), 2.1(s), 6.1(b)(iv) and 7.5. For example, if as of a given Valuation Date the Committee decided to adjust the number of Appreciation Rights of a given Business Unit from one-ten millionth to one-eleven millionth, then each Outstanding Appreciation Incentive Right for such Business Unit would thereafter represent .0000000909 of the Entity Value of Such Business Unit for all purposes under this plan.


                                    ARTICLE 5
                     GRANT OF APPRECIATION INCENTIVE RIGHTS

         5.1. GRANT OF APPRECIATION INCENTIVE RIGHTS. The Committee is authorized to grant Appreciation Incentive Rights from time to time to Participants as determined by the Committee in its sole discretion. All awards of Appreciation Incentive Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, and any other terms and conditions of any Appreciation Unit shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.




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                                    ARTICLE 6
              VESTING AND EXERCISE OF APPRECIATION INCENTIVE RIGHTS

         6.1. VESTING OF APPRECIATION INCENTIVE RIGHTS. Each Award of Appreciation Incentive Rights shall vest as of the third anniversary of the effective date the Award was granted and the Participant must be actively employed by the Company or a Business Unit as of such date for vesting to occur. However, (i) a Participant shall become fully vested in all of his Appreciation Incentive Rights as of the date of a Fortis, Inc. Change in Control; (ii) if a Business Unit Change in Control occurs, then all Appreciation Incentive Rights issued with respect to such Business Unit shall become fully vested as of the date of such Change in Control; and (iii) if a Participant Retires, becomes Disabled, or dies, then the Participant shall vest in 1/36th of each award for each month elapsed from effective date of grant to the date of termination. For this purpose, a Participant who works during any part of a calendar month shall be deemed to have worked for the entire calendar month.

         6.2 EXERCISE OF APPRECIATION INCENTIVE RIGHTS. Appreciation Incentive Rights which have become vested may be exercised by a Participant only during an Exercise Period. A terminated Participant must exercise all vested Appreciation Incentive Rights during the next Exercise Period following his termination of employment from the Corporation and all Business Units. A Participant who dies, becomes Disabled, or Retires must exercise no later than First Exercise Period following First anniversary of death, Disability, or Retirement. Any Appreciation Incentive Rights not exercised as provided in this Section shall be forfeited.

         6.3 MANDATORY EXERCISE OF APPRECIATION INCENTIVE RIGHTS.
Notwithstanding anything to the contrary in this Plan, all vested Appreciation Incentive Rights granted in an Award shall be automatically exercised on the 10th anniversary of the effective date the Award was granted.

         6.4 DISCRETIONARY EXERCISE OF APPRECIATION INCENTIVE RIGHTS. The Committee may at its discretion force the early exercise of Rights in order to facilitate any reorganization, recapitalization, or other need of the corporation. In requiring such mandatory exercise, the Committee in its discretion shall select in its discretion which Outstanding Appreciation Incentive Rights shall be exercised, without requirement that such exercise affect Participants on an equal or pro rata basis.

         6.5 RIGHT TO PAYMENT. Upon the exercise of an Appreciation Unit, the Participant to whom it is granted has the right to receive the excess, if any, of:

                  (i) One ten millionth (.0000001)(as adjusted under Section 4.2) of the Entity Value of Fortis, Inc. or the applicable Business Unit as of the Valuation Date immediately preceding the date of exercise, minus



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                  (ii) One ten millionth (.0000001)(as adjusted under Section
         4.2) of the Entity Value of Fortis, Inc. or the applicable Business Unit as of the Valuation Date immediately preceding the date of grant (as specified in Award Agreement).

         Upon exercise, the value of all Appreciation Incentive Rights shall be paid solely in cash in one lump sum, unless payment is deferred by the Participant pursuant to Article 8.

         6.6 BENEFICIARIES. A Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant's estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

         6.7 RESTRICTIONS OF LENDERS. The Corporation's obligations under this Plan shall be subject to, and may from time to time be prohibited by, agreements that may be in effect from time to time among or between the Corporation or any of its parents or Business Units and their respective lenders. In the event that the Corporation would not be able to perform any of its agreements or fulfill any of its obligations hereunder without violating such a loan agreement, the Corporation shall be excused from such performance or fulfillment with no liability therefor to the Participant; provided that if and when such performance or fulfillment would no longer be such a violation, the Corporation shall have the obligation to complete such performance or fulfillment at that time.



                                    ARTICLE 7
              DEFERRAL OF PAYMENT FOR APPRECIATION INCENTIVE RIGHTS

         7.1 ELECTION TO DEFER PAYMENT UPON EXERCISE OF APPRECIATION INCENTIVE RIGHTS. A Participant may elect to defer receipt of the cash payment that would otherwise be payable upon exercise of an Appreciation Incentive Right under
Article 6. Such election shall be made in writing and delivered to the Committee not later than the day preceding the vesting date for the Appreciation Incentive Rights with respect to which the Participant wishes to defer payment. As elected by the Participant, such payment may be deferred under the terms of the Fortis Deferred Investment Plan, and such deferral shall be governed solely by the terms of such Plan.





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                                    ARTICLE 8
                     AMENDMENT, MODIFICATION AND TERMINATION

         8.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of shareholders of the Corporation if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

         8.2 RIGHTS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Appreciation Incentive Right; provided, however, that such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Appreciation Incentive Right determined as if the Right had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.


                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

         9.2. NO RIGHTS TO AWARDS. No Participant or any eligible participant shall have any claim to be granted any Award under the Plan, and neither the Corporation nor the Committee is obligated to treat Participants or eligible participants uniformly.

         9.3. NO STOCKHOLDER RIGHTS. No Award gives the Participant any of the rights of a shareholder of the Corporation.

         9.4 NO SALE OR ASSIGNMENT OF AWARDS. Appreciation Incentive Rights granted under this Plan may not be sold, assigned, devised, or transferred by a Participant or Beneficiary in any manner whatsoever. Appreciation Incentive Rights granted under this Plan shall not be subject to any lien, directly, by operation of law or otherwise, including but not limited to execution, levy, garnishment, attachment, pledge or bankruptcy.

         9.5 PLAN IS UNFUNDED. This Plan is unfunded, and no assets have been set aside in trust, escrow, or otherwise to pay benefits hereunder. The benefits paid hereunder shall be paid solely from the general assets of the Corporation. No Participant shall have any claim to payment hereunder greater than that of a general, unsecured creditor of the Corporation.



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         9.6. WITHHOLDING. The Corporation and each Business Unit shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

         9.7. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Corporation or any Business Unit to terminate any Participant's employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee or officer of the Corporation or any Business Unit.

         9.8 TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee in its discretion and in accordance with law, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur when a Participant transfers from the Corporation to one of its subsidiaries or parents, transfers from a subsidiary or parent to the Corporation, transfers from a parent to a parent or transfers from a subsidiary to another subsidiary. A termination of employment shall not occur when a Participant ceases to be an employee but continues as a director of the Corporation.

         9.9. INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee and each other officer or employee of the Corporation who assists in the administration of the Plan shall be indemnified and held harmless by the Corporation from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

         9.10. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Corporation or any Business Unit unless provided otherwise in such other plan.

         9.11. EXPENSES. The expenses of administering the Plan shall be borne by the Corporation and its Business Units.



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         9.12. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

         9.13. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of New York.

         9.14 ADDITIONAL PROVISIONS. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

         IN WITNESS WHEREOF, the foregoing is hereby acknowledged as being the Fortis Business Unit Appreciation Incentive Rights Plan as adopted by the Board of Directors of the Corporation on December 7, 1999.

                                  FORTIS, INC.


                                  By:  __________________________
                                       J. Kerry Clayton

                                  Its: ___________________________
                                       President




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                                   APPENDIX A

                 BUSINESS UNITS DESIGNATED UNDER SECTION 2.1(e)


                   Fortis, Inc.
                   Fortis Health Care
                   Fortis Benefits
                   Fortis Family
                   Fortis Financial Group
                   Assurant Group (effective January 1, 2000)
                   American Security Group (for 1999 only)
                   Fortis Advisers
                   Fortis Investors
                   ACSIA
                   First Fortis
                   Long Term Care







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